FB Financial Corporation Reports Third Quarter 2024 Financial Results
Reports Q3 Diluted EPS of $0.22, Adjusted Diluted EPS* of $0.86
NASHVILLE, TENNESSEE—October 15, 2024-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $10.2 million, or $0.22 per diluted common share, for the third quarter of 2024, compared to $0.85 in the previous quarter and $0.41 in the third quarter of last year. Adjusted net income* was $40.1 million, or $0.86 per diluted common share, compared to $0.84 in the previous quarter and $0.71 in the third quarter of last year.
The Company ended the third quarter with loans held for investment (“HFI”) of $9.48 billion compared to $9.31 billion at the end of the previous quarter, a 7.20% annualized increase, and $9.29 billion at the end of the third quarter of last year, a 2.06% increase. Deposits were $10.98 billion as of September 30, 2024, compared to $10.47 billion as of June 30, 2024, and $10.64 billion as of September 30, 2023. Net interest margin (“NIM”) was 3.55% for the third quarter of 2024, compared to 3.57% in the prior quarter and 3.42% in the third quarter of 2023. The Company ended the quarter with book value per common share of $33.48 and tangible book value per common share* of $28.15, which represents a 19.7% annualized increase from the previous quarter.
President and Chief Executive Officer, Christopher T. Holmes stated, “The Company continues enhancing an already strong balance sheet to provide security and the platform for further growth. Our loan and deposit growth was encouraging during the quarter, and we are optimistic about 2025 with some momentum and expected future interest rate decreases.”

				Annualized
(dollars in thousands, except share data)	Sep 2024	Jun 2024	Sep 2023	Sep 24 / Jun 24 % Change	Sep 24 / Sep 23 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,567,922	$1,482,379	$1,351,153	23.0%	16.0%
Loans held for sale	103,145	106,875	103,858	(13.9)%	(0.69)%
Loans HFI	9,478,129	9,309,553	9,287,225	7.20%	2.06%
Allowance for credit losses on loans HFI	(156,260)	(155,055)	(146,134)	3.09%	6.93%
Total assets	12,920,222	12,535,169	12,489,631	12.2%	3.45%
Interest-bearing deposits (non-brokered)	8,230,867	8,130,704	8,105,713	4.90%	1.54%
Brokered deposits	519,200	150,113	174,920	978.1%	196.8%
Noninterest-bearing deposits	2,226,144	2,187,185	2,358,435	7.09%	(5.61)%
Total deposits	10,976,211	10,468,002	10,639,068	19.3%	3.17%
Borrowings	182,107	360,944	226,689	(197.1)%	(19.7)%
Allowance for credit losses on unfunded commitments	(6,042)	(5,984)	(11,600)	3.86%	(47.9)%
Total common shareholders’ equity	1,562,329	1,500,502	1,372,901	16.4%	13.8%
Book value per common share	$33.48	$32.17	$29.31	16.2%	14.2%
Tangible book value per common share*	$28.15	$26.82	$23.93	19.7%	17.6%
Total common shareholders’ equity to total assets	12.1%	12.0%	11.0%
Tangible common equity to tangible assets*	10.4%	10.2%	9.16%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2024 Financial Supplement.
-MORE-

FB Financial Corporation
Third Quarter 2024 Results

	Three Months Ended
(dollars in thousands, except share data)	Sep 2024	Jun 2024	Sep 2023
Statement of Income Highlights
Net interest income	$106,017	$102,615	$100,926
NIM	3.55%	3.57%	3.42%
Noninterest (loss) income	$(16,497)	$25,608	$8,042
Loss from securities, net	$(40,165)	$—	$(14,197)
Cash life insurance benefit	$—	$2,057	$—
Total revenue	$89,520	$128,223	$108,968
Noninterest expense	$76,212	$75,093	$82,997
Early retirement and severance costs	$—	$1,015	$4,809
Efficiency ratio	85.1%	58.6%	76.2%
Core efficiency ratio*	58.4%	58.3%	63.1%
Pre-tax, pre-provision net revenue	$13,308	$53,130	$25,971
Adjusted pre-tax, pre-provision net revenue*	$53,762	$52,369	$44,869
Provisions for credit losses	$1,914	$2,224	$2,821
Net charge-offs ratio	0.03%	0.02%	0.02%
Net income applicable to FB Financial Corporation	$10,220	$39,979	$19,175
Diluted earnings per common share	$0.22	$0.85	$0.41
Effective tax rate	10.3%	21.4%	17.2%
Adjusted net income*	$40,132	$39,424	$33,148
Adjusted diluted earnings per common share*	$0.86	$0.84	$0.71
Weighted average number of shares outstanding - fully diluted	46,803,330	46,845,143	46,856,422
Returns on average:
Return on average total assets (“ROAA”)	0.32%	1.30%	0.61%
Adjusted*	1.25%	1.28%	1.05%
Return on average shareholders’ equity	2.67%	10.9%	5.46%
Return on average tangible common equity (“ROATCE”)*	3.19%	13.1%	6.67%
Adjusted*	12.7%	13.1%	11.8%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2024 Financial Supplement.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $9.48 billion at the end of the third quarter of 2024, compared to $9.31 billion at the end of the prior quarter. Net growth in loans HFI was driven by increases of $74.5 million in commercial and industrial loans, $57.1 million in multifamily loans and $49.5 million in owner occupied loans, offset by a decline in construction loans of $120.4 million. Additionally, net growth in the Company's consumer loan portfolio was driven by increases of $59.7 million in residential real estate and $35.2 million of consumer and other loans.
The Company reported total deposits of $10.98 billion at the end of the third quarter compared to $10.47 billion at the end of the second quarter. Total cost of deposits was 2.83% during the third quarter compared to 2.77% in the second quarter of 2024. The increase was driven by an issuance of brokered deposits of $369.1 million at an average cost of 4.15% as the Company took advantage of favorable relative terms available early in the quarter. Noninterest-bearing deposits grew to $2.23 billion at the end of the quarter compared to $2.19 billion at the end of the second quarter of 2024, a 7.09% annualized increase.
During the third quarter of 2024, the Company elected to sell $318.6 million in available-for-sale securities with a weighted average yield of 2.25% and reinvested the proceeds of the sale into available-for-sale securities with a weighted average yield of 5.25%. With the securities sale and reinvestment, total securities yield increased to 3.68% for the third quarter compared to 3.29% in the second quarter of 2024. The securities sale resulted in a loss on securities of $40.2 million, which has been adjusted from earnings in the Company’s computations of adjusted performance measures for the third quarter.
The Company’s net interest income on a tax equivalent basis increased in the third quarter of 2024 to $106.6 million from $103.3 million in the prior quarter. NIM decreased to 3.55% for the third quarter of 2024 from 3.57% for the previous quarter. NIM was impacted by the recent investment portfolio restructuring, the addition of brokered deposits noted above and the effect of the decrease in the federal funds rate during the quarter. The cost of interest-bearing deposits increased to 3.58% from 3.52% in the previous quarter and the contractual yield on loans HFI increased to 6.62% from 6.60% in the second quarter of 2024.
Holmes continued, “The Company delivered on relationship growth during the quarter with core deposit growth of 5.36% annualized and loan growth of 7.20% annualized. Early in the third quarter, we were able to acquire brokered deposits, which were significantly less costly than new customer funding at the time, to provide us with some balance sheet flexibility. The team continues to focus on building relationships and growing revenue, which creates long-term franchise value.”
-MORE-

FB Financial Corporation
Third Quarter 2024 Results

Noninterest Income
Core noninterest income* was $24.0 million for the third quarter of 2024, compared to $23.8 million and $22.1 million for the prior quarter and third quarter of 2023, respectively.
Mortgage banking income declined slightly to $11.6 million in the third quarter of 2024, compared to $11.9 million in the prior quarter and $12.0 million in the third quarter of 2023.
Noninterest Expense
Core noninterest expense* during the third quarter of 2024 was $76.2 million compared to $74.1 million for the prior quarter and $78.2 million for the third quarter of 2023. During the third quarter of 2024, the Company’s core efficiency ratio*1 was 58.4%, compared to 58.3% in the previous quarter and 63.1% in the third quarter of 2023. Core banking noninterest expense* was $63.3 million for the quarter, compared to $61.3 million in the prior quarter and $63.9 million in the third quarter of 2023.
Chief Financial Officer Michael Mettee commented, “Banking noninterest expenses aligned with our projections for the quarter, moving modestly higher from our recent success in hiring revenue producers and from increases to our short-term incentive compensation accrual. The Company remains steadfast in its commitment to growing revenue and enhancing operating leverage.”
Credit Quality
In the third quarter, the Company recorded provision expenses of $1.9 million related to loans HFI and $58 thousand related to unfunded loan commitments. The Company had an allowance for credit losses on loans HFI as of the end of the third quarter of 2024 of $156.3 million, representing 1.65% of loans HFI compared to $155.1 million, or 1.67% of loans HFI as of June 30, 2024.
The Company experienced net charge-offs of $0.7 million in the third quarter of 2024, representing annualized net charge-offs of 0.03% of average loans HFI, which compares to annualized net charge-offs of 0.02% in both the prior quarter and third quarter of 2023.
The Company’s nonperforming loans HFI as a percentage of total loans HFI increased to 0.96% as of the end of the third quarter of 2024, compared to 0.79% at the previous quarter-end and 0.59% at the end of the third quarter of 2023. Nonperforming assets as a percentage of total assets increased to 0.99% as of the end of the third quarter of 2024, compared to 0.81% at the end of the prior quarter and 0.71% as of the end of the third quarter of 2023.
Holmes commented, “Annualized net charge-offs were 3 basis points for the quarter which is in line with our recent performance, and our allowance for credit losses increased modestly as we continue to evaluate the impact of multiple economic scenarios on the balance sheet. Nonperforming assets moved higher during the quarter related to downgrades on a couple of individual credits and some softness in consumer loans. We continue to closely monitor our loan portfolio for potential negative credit trends or elevated loss content, but have not seen these materialize.”
Capital
The Company continued its capital build in the third quarter, resulting in a total risk-based capital ratio of 15.1%, common equity tier 1 ratio of 12.7% and tangible common equity to tangible assets ratio* of 10.4%.
Holmes continued, “The Company is steadily increasing its capital, enabling strategic deployment through market expansion, relationship manager additions and balance sheet enhancements. In addition to our securities restructuring transaction this quarter, we expanded into the Tuscaloosa, Alabama market with the hiring of a market president, and a new location coming soon.”
Summary
Holmes finalized, “The Company is moving into the end of the year in a position of strength. We maintain a long-term focus, consistently compounding shareholder value through our commitment to serving our customers and our communities.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on October 15, 2024, at 10:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 8581921) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through October 22, 2024, by dialing 1-877-344-7529 and entering confirmation code 5751189.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Vt6q2sIw. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2024 Financial Supplement.
-MORE-

FB Financial Corporation
Third Quarter 2024 Results

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 77 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FB Financial Corporation has approximately $12.92 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Dustin Haupt	Michael Mettee
615-370-6737	615-564-1212
dustin.haupt@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Third Quarter 2024 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Third Quarter 2024 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on October 15, 2024.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes in government interest rate policies and its impact on the Company’s business, net interest margin, and mortgage operations, (3) any continuation of the recent turmoil in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response, (4) increased competition for deposits, (5) the Company’s ability to effectively manage problem credits, (6) any deterioration in commercial real estate market fundamentals, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (10) the effectiveness of the Company’s cybersecurity controls and procedures to prevent and mitigate attempted intrusions, (11) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (12) the impact of natural disasters, pandemics, and/or acts of war or terrorism, (13) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and (14) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or
-MORE-

FB Financial Corporation
Third Quarter 2024 Results

otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated core revenue, consolidated core and segment noninterest expense and consolidated core noninterest income, consolidated core efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s Third Quarter 2024 Financial Supplement, which is available at https://investors.firstbankonline.com.
-MORE-

FB Financial Corporation
Third Quarter 2024 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Sep 2024	Jun 2024	Sep 2023
Selected Balance Sheet Data
Cash and cash equivalents	$951,750	$800,902	$848,318
Investment securities, at fair value	1,567,922	1,482,379	1,351,153
Loans held for sale	103,145	106,875	103,858
Loans HFI	9,478,129	9,309,553	9,287,225
Allowance for credit losses on loans HFI	(156,260)	(155,055)	(146,134)
Total assets	12,920,222	12,535,169	12,489,631
Interest-bearing deposits (non-brokered)	8,230,867	8,130,704	8,105,713
Brokered deposits	519,200	150,113	174,920
Noninterest-bearing deposits	2,226,144	2,187,185	2,358,435
Total deposits	10,976,211	10,468,002	10,639,068
Borrowings	182,107	360,944	226,689
Allowance for credit losses on unfunded commitments	(6,042)	(5,984)	(11,600)
Total common shareholders’ equity	1,562,329	1,500,502	1,372,901
Selected Statement of Income Data
Total interest income	$185,628	$177,413	$173,912
Total interest expense	79,611	74,798	72,986
Net interest income	106,017	102,615	100,926
Total noninterest (loss) income	(16,497)	25,608	8,042
Total noninterest expense	76,212	75,093	82,997
Earnings before income taxes and provisions for credit losses	13,308	53,130	25,971
Provisions for credit losses	1,914	2,224	2,821
Income tax expense	1,174	10,919	3,975
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$10,220	$39,979	$19,175
Net interest income (tax-equivalent basis)	$106,634	$103,254	$101,762
Adjusted net income*	$40,132	$39,424	$33,148
Adjusted pre-tax, pre-provision net revenue*	$53,762	$52,369	$44,869
Per Common Share
Diluted net income	$0.22	$0.85	$0.41
Adjusted diluted net income*	0.86	0.84	0.71
Book value	33.48	32.17	29.31
Tangible book value*	28.15	26.82	23.93
Weighted average number of shares outstanding - fully diluted	46,803,330	46,845,143	46,856,422
Period-end number of shares	46,658,019	46,642,958	46,839,159
Selected Ratios
Return on average:
Assets	0.32%	1.30%	0.61%
Shareholders’ equity	2.67%	10.9%	5.46%
Tangible common equity*	3.19%	13.1%	6.67%
Efficiency ratio	85.1%	58.6%	76.2%
Core efficiency ratio (tax-equivalent basis)*	58.4%	58.3%	63.1%
Loans HFI to deposit ratio	86.4%	88.9%	87.3%
Noninterest-bearing deposits to total deposits	20.3%	20.9%	22.2%
Net interest margin (tax-equivalent basis)	3.55%	3.57%	3.42%
Yield on interest-earning assets	6.20%	6.16%	5.87%
Cost of interest-bearing liabilities	3.63%	3.56%	3.41%
Cost of total deposits	2.83%	2.77%	2.58%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.65%	1.67%	1.57%
Annualized net charge-offs as a percentage of average loans HFI	0.03%	0.02%	0.02%
Nonperforming loans HFI as a percentage of loans HFI	0.96%	0.79%	0.59%
Nonperforming assets as a percentage of total assets	0.99%	0.81%	0.71%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	12.1%	12.0%	11.0%
Tangible common equity to tangible assets*	10.4%	10.2%	9.16%
Tier 1 leverage	11.5%	11.7%	11.0%
Tier 1 risk-based capital	13.0%	13.0%	12.1%
Total risk-based capital	15.1%	15.1%	14.1%
Common equity Tier 1	12.7%	12.7%	11.8%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2024 Financial Supplement.
-END-